Exhibit 10.1

February 9, 2021

Jeff Goater

Re:	Transition and CEO Support Agreement

Dear Jeff:

This letter confirms the agreement that you and Surface Oncology, Inc. (the “Company”) have reached regarding your professional relationship with the Company. You and the Company’s Board of Directors (the “Board”) have mutually agreed that you will transition from the role of Chief Executive Officer (the “CEO”) effective April 1, 2021. Following that transition, you will continue to provide services as a Senior Advisor and you will serve as Chair of the Board.

If signed, this letter will become a binding agreement between you and the Company (the “Agreement”) and will fully supersede other agreements or understandings between you and the Company relating to your employment, compensation, severance pay and benefits, and stock options, including without limitation the Employment Agreement between you and the Company (the “Employment Agreement”), except for those provisions specifically preserved herein.1 By signing this Agreement, you hereby waive any application of the Good Reason definition set forth in Section 4(d)(ii) of the Employment Agreement and acknowledge and agree that you shall have no Good Reason termination rights. You also acknowledge and agree that you are not and that you shall not be entitled to severance pay, benefits or accelerated vesting under Sections 6 or 7 of the Employment Agreement or any other agreement, policy or program.

With those understandings, the Agreement between you and the Company is as follows:

1.	Transition Plan

[1]

Notwithstanding the foregoing, your and the Company’s obligations under: (A) Sections 8 (Restrictive Covenants Agreement), 9 (Additional Limitation), 10 (Section 409A), 11 (Withholding), 13 (Representations and Warranties), and 17 (Successor to the Executive) of the Employment Agreement; (B) the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement between you and the Company dated December 13, 2016 (the “Restrictive Covenants Agreement”); (C) the Officer Indemnification Agreement between you and the Company dated April 23, 2018 (the “Indemnification Agreement”); and (D) the stock option agreements between you and the Company made in connection with each of your outstanding stock option grants as of the date hereof (collectively, along with the Company’s equity plan(s), as may be amended, the “Equity Documents”), shall remain in full force and effect both during and after your employment relationship with the Company except to the extent specifically modified herein. For purposes of this Agreement, the Equity Documents (as modified herein), the Restrictive Covenants Agreement and any and all assignment(s) of invention(s), restrictive covenant(s), or confidentiality agreements shall be referred to as the “Preserved Agreements.” For the avoidance of doubt, the Company’s Insider Trading Policy shall continue to be in effect during and after your employment relationship and service on the Board, as applicable.

Surface Oncology | 50 Hampshire Street, 8th Floor | Cambridge, MA 02139

You and the Board have agreed to a three-phase transition period (the “Transition Period”). During Phase One and Phase Two you will continue to be a W-2 employee and you shall be eligible for employee benefits (to the extent applicable). During Phase Three, your cash compensation shall be reported to taxing authorities on Form 1099 and you will no longer be eligible for employee benefits, although you may elect to continue health and dental plans at your own cost subject to the law known as COBRA. For purposes of this Agreement, the actual last date of your employment relationship with the Company (which is anticipated to be September 30, 2021) shall be referred as the “Separation Date”.

a)

Phase One; Continuation of CEO Role. Phase One of the Transition Period (“Phase One”) shall run from the date of this Agreement through March 31, 2021, unless your employment is sooner terminated by the Company for Cause (as defined in the Employment Agreement) or you resign. During Phase One you will continue to work and provide services to the Company on a full-time basis as the Company’s CEO. You will be paid a salary at the rate of $555,800 per year and you will be eligible for a CEO Target Bonus of up to $76,423. The actual bonus amount will be determined in the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”) and shall be paid to you at the time other Company executives are paid their 2021 bonuses.

b)

Phase Two; Senior Advisor.[2] Phase Two of the Transition Period (“Phase Two”) shall run from April 1, 2021 through September 30, 2021, unless your employment is sooner terminated by the Company for Cause (as defined in the Employment Agreement) or you resign. During Phase Two (which may also be referred to as the “CEO Support Period”), you will provide services to the Company as a Senior Advisor to the Company’s new CEO and you shall serve as Chair of the Board. You will be available on an as-needed basis to provide advisory services to the executive leadership of the Company, including without limitation the new CEO, the executive team, and the Board, and to assist in transitioning your existing responsibilities, including continuing to perform such responsibilities pending their transition, as requested by the new CEO or the Board. You will be paid a salary at the rate of $420,000 per year and you will be eligible for a CEO Support Period Target Bonus of up to $105,000. The actual bonus amount will be determined in the discretion of the Board or the Compensation Committee after consideration of targets to be determined by the Compensation Committee after consultation with you and shall be paid to you at the time other Company executives are paid their 2021 bonuses (but in no event later than March 15, 2022).

[2]

If you resign with the Company’s approval prior to April 1, 2021 to commence employment with a non-competitive entity (as determined by Company), Phase Two of this Agreement shall not apply and, provided you remain in compliance with this Agreement (including the Preserved Provisions that are incorporated by reference herein) and that such arrangement does not violate any of your obligations to your new employer, Phase Three shall commence following the Separation Date.

c)

Phase Three; Non-Executive Chair. Phase Three of the Transition Period (“Phase Three”) will run from the day immediately following the Separation Date (which is anticipated to be October 1, 2021) and March 31, 2022, subject to extension by mutual agreement. During Phase Three, you will serve as Non-Executive Chair of the Board. In this capacity, you will be available on an as-needed basis to provide advisory services to the executive leadership of the Company, including without limitation the new CEO and the Board. You will no longer be a Company employee during Phase Three, but you will continue to have a Service Relationship (as defined below). You will be paid Board of Directors fees at the rate of $70,000 per year; you will not be eligible for bonus or any other cash compensation.

2.	Equity

Subject to the final approval of the Board and provided you enter into and comply with this Agreement and you continue to have a service relationship with the Company for purposes of the Company’s 2018 Stock Option and Incentive Plan, as may be amended (a “Service Relationship”), on each vesting date:

i.

any equity grants awarded to you on or before December 31, 2020 (collectively the “CEO Grants”) shall continue to vest through the earlier of (a) March 31, 2022, and (b) the last day of the Service Relationship (the “Final CEO Vesting Date”); and (ii) the exercise period with respect to your vested options shall be extended until twelve (12) months following the Final CEO Vesting Date (you understand that any stock option subject to this extended exercise period shall cease to be treated for tax purposes as an incentive stock option) (provided that, for the avoidance of doubt, no option may be exercisable after the original expiration date applicable to such option); and

ii.

on or around April 1, 2021, and subject to your continued Service Relationship through such date, you will be granted 30,000 non-qualified options (“CEO Support Period Grant”) and 39,825 non-qualified options (the “Board Chair Grant”), subject to vesting, exercise periods, and other terms and conditions set forth in Equity Documents, provided and notwithstanding anything to the contrary in the Equity Documents:

(a) 50% of the CEO Support Period Grant shall vest monthly through the earlier of (i) September 30, 2021 and (ii) the last date of your Service Relationship;

(b) 50% of the CEO Support Period Grant shall vest monthly through the earlier of (i) March 31, 2022 and (ii) the last date of your Service Relationship;

(c) 100% of the time-based CEO Grants and the CEO Support Period Grant shall immediately accelerate and become fully exercisable or nonforfeitable as the Separation Date if the Separation Date occurs during a Change in Control Period (as defined in the Employment Agreement);

(d) 35,400 of the Board Chair Grant shall vest on March 31, 2022, subject to your Service Relationship on such date; and

(e) 4,425 of the Board Chair Grant shall vest monthly from April 1, 2022 through the earlier of (i) June 30, 2022 and (ii) the last date of your Service Relationship.

Unvested options, if any, shall be forfeited on the last date of the Service Relationship.

3.	Continuing Obligations

You acknowledge your continuing obligations under the Restrictive Covenants Agreement are incorporated by reference as material terms of this Agreement. In addition, as a material term of this Agreement, you specifically agree that during the one-year period following Phase Three, you will not perform any business activities related to any of the specific programs or targets listed in Exhibit A. Your obligations pursuant to this Section 3 and Sections 4, 5, and 6 are collectively referred to as the “Continuing Obligations.” The remedies set forth in the Restrictive Covenants Agreements shall apply to all of the Continuing Obligations.

4.	Non-Disparagement

Subject to Section 8, you agree to take no action or make any statements, written or oral, that are disparaging about or adverse to the business interests of the Company or its employees, directors, officers, agents, products or services. This non-disparagement obligation shall not apply to truthful testimony in a legal proceeding.

5.	Return of Company Property

Upon the ending of the Service Relationship (and in any event promptly upon request by the Company) all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective) (collectively, “Company Property”). After returning all such Company Property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any Company Property, you must return it to the Company immediately.

6.	Future Cooperation

You agree to cooperate fully with the Company (including its outside counsel) in connection with: (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; (ii) responding to requests for information from regulatory agencies or other governmental authorities; (iii) following the Transition Period, respond to occasional inquiries about your former job duties (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

7.	Release of Claims

In consideration for, among other terms, the Company’s offer to continue to employ you during the Transition Period and the other benefits described in this Agreement, including the opportunity to participate in vesting events during the Transition Period you, on your own behalf and on behalf of your heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably release, waive and forever discharge, the Company and each of its affiliates, parents, successors, predecessors, and subsidiaries including, but not limited to, the employee benefit plans of each and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each in their official and personal capacities (all of the foregoing, together with the Company, the “Released Parties”) from any and all causes of action, claims, demands, debts, damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of your signing of this Agreement (“Claims”).

This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act (ADEA) Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and the Massachusetts Fair Employment Practices Act); Attorney

•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);

•

for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

8.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

9.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that the you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

10.	Other Provisions

a)	Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

b)

Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and acknowledges that venue in such courts is proper.

c)

Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by you and the Company to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against you or the Company or the “drafter” of all or any portion of this Agreement.

d)

Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenants Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

e)

Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

f)

Entire Agreement. This Agreement constitutes the entire agreement between you and the Company regarding the subject matter herein. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Preserved Agreements and any other obligations specifically preserved in this Agreement. For the avoidance of doubt, any other arrangements proposed by the Company regarding the ending of your employment will be deemed void upon your signature of this Agreement within the time period set forth below.

g)

Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by Lisa McGrath (lmcgrath@surfaceoncology.com) at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Ms. McGrath provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). For the avoidance of doubt, (i) if you breach any of the provisions of the Agreement during the Consideration Period, the offer of this Agreement may be withdrawn and your execution of the Agreement will not be valid; and (ii) if you do not sign and return the Agreement by such time, your employment will end, you will not be entitled to the Transition Period or the related benefits and the Company will provide you with a new separation agreement based only on the terms of the Employment Agreement, as applicable.

h)

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

i)

Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in the Continuing Obligations. You further agree that money damages would be an inadequate remedy for any breach of any of the Continuing Obligations. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. If the Company prevails in any action to enforce any of the Continuing, then you also shall be liable to the Company for reasonable attorney’s fees and costs incurred by the Company in enforcing any of the Continuing Obligations.

[signature page follows]

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original, unmodified or PDF copy of this letter within the time period set forth above.

Very truly yours,

By:	/s/ Dan Lynch	February 9, 2021
Name:	Dan Lynch	Date
Title:	Chairman of the Board

By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement. You have been advised by the Company to consult with counsel before entering into this Agreement.

/s/ J. Jeffrey Goater	February 9, 2021
J. Jeffrey Goater	Date

EXHIBIT A

CD39 – SRF617

CD73 – NZV930

IL-27 – SRF388

CD112R/PVRIG – SRF813

CCR8 – SRF114

*CD47 – SRF231

*	For this target/program, applicable only if the business activity relates to the field of oncology.